As filed with the Securities and Exchange Commission on October 26, 2015

Investment Company Act File No. 811-22972

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 2	☒

AMG PANTHEON MASTER FUND, LLC

(Exact Name of Registrant as Specified in its Charter)

600 Steamboat Road, Suite 300

Greenwich, Connecticut 06830

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (800) 835-3879

Mark J. Duggan

AMG Funds LLC

600 Steamboat Road, Suite 300

Greenwich, Connecticut 06830

(Name and address of agent for service)

Copy to:

Gregory C. Davis

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111-4006

This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), since such interests will be issued solely in private placement transactions which do not involve any “public offering” within the meaning of Section 4(2) of the Securities Act. Investment in the Registrant may be made only by individuals or entities that are “accredited investors” within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

AMG PANTHEON MASTER FUND, LLC

CROSS REFERENCE SHEET

PARTS A AND B

ITEM NO.	REGISTRATION STATEMENT CAPTION	CAPTION IN PART A OR PART B
Part A
1.	Outside Front Cover	Not Required
2.	Cover Pages; Other Offering Information	Not Required
3.	Fee Table and Synopsis	Fee Table
4.	Financial Highlights	Not Required
5.	Plan of Distribution	Not Required
6.	Selling Shareholders	Not Required
7.	Use of Proceeds	Not Required
8.	General Description of the Registrant	General Description of the Registrant
9.	Management of the Fund	Management
10.	Capital Stock, Long-Term Debt, and Other Securities	Capital Stock, Long-Term Debt, and Other Securities
11.	Defaults and Arrears on Senior Securities	Not Applicable
12.	Legal Proceedings	Not Applicable
13.	Table of Contents of the Statement of Additional Information	Not Applicable
Part B
14.	Cover Page	Cover Page
15.	Table of Contents	Table of Contents
16.	General Information and History	Not Applicable
17.	Investment Objective and Policies	Investment Objective and Policies
18.	Management	Management
19.	Control Persons and Principal Holders of Securities	Control Persons and Principal Holders of Securities
20.	Investment Advisory and Other Services	Investment Advisory and Other Services
21.	Portfolio Managers	Portfolio Managers
22.	Brokerage Allocation and Other Practices	Brokerage Allocation and Other Practices
23.	Tax Status	Tax Status
24.	Financial Statements	Financial Statements

PART C

The information required to be included in Part C is set forth under the appropriate Item, so numbered, in Part C of the Registration Statement.

PART A

Responses to Items 1, 2, 3.2, 4, 5, 6 and 7 of Part A have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

Responses to certain Items required to be included in Part A of this Registration Statement are incorporated herein by reference from Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2 filed under the Securities Act of AMG Pantheon Fund, LLC (the “Feeder Fund”), as filed with the Securities and Exchange Commission (the “SEC”), on October 26, 2015 (Pre-Effective Amendment No. 2 to such Registration Statement, the “Feeder Fund’s Registration Statement”). The Feeder Fund and AMG Pantheon Master Fund, LLC (the “Master Fund”) are organized in what is commonly referred to as a “master-feeder” structure. The Feeder Fund is the initial feeder fund in this “master-feeder” structure and the Master Fund anticipates that it may from time to time permit feeder funds and other investors in addition to the Feeder Fund to invest in the Master Fund. Capitalized terms that are not otherwise defined shall have the respective meanings set forth in the Feeder Fund’s Registration Statement.

ITEM 3.	FEE TABLE.

This table describes the fees and expenses that you will pay if you buy and hold units of beneficial interest (“Units”) in the Master Fund.

Annual Expenses (as a percentage of net assets of the Master Fund):
Management Fee(1)	0.70%
Other Expenses(2)	0.77%
Acquired Fund Fees and Expenses(3)	1.34%
Total Annual Expenses	2.81%
Fee Waiver and Expense Reimbursements(4)	(0.02)%
Total Annual Fund Operating Expenses After Fee Waiver and Expense Reimbursements(4)	2.79%

(1)	The Master Fund will pay the Adviser the Management Fee at the annual rate of 0.70% of the Master Fund’s net asset value as of the end of each month. For purposes of determining the Management Fee payable to the Adviser for any month, net asset value is calculated prior to giving effect to the payment of the Management Fee and prior to the deduction of any other asset-based fees (e.g., any administration fee) payable by the Master Fund to either the Adviser or the Sponsor and prior to giving effect to any purchases or repurchases of interests of the Master Fund or any distributions by the Master Fund occurring as of or around the end of such month. Notwithstanding the foregoing, the Adviser has entered into an “Amended and Restated Expense Limitation and Reimbursement Agreement” with the Master Fund and the Feeder Fund for a term ending September 30, 2016 to, among other things, waive, under certain circumstances, all or a portion of the Management Fee payable to the Adviser by the Master Fund. The Master Fund may be obligated to pay the Adviser all Management Fee amounts waived by the Adviser with respect to the Master Fund pursuant to the Amended and Restated Expense Limitation and Reimbursement Agreement under certain circumstances. For a detailed description of such Management Fee waiver and reimbursement obligation, see the section entitled “Fees and Expenses” in the Feeder Fund’s Prospectus in the Feeder Fund’s Registration Statement.
(2)	“Other Expenses” are based on estimated Master Fund average net assets of $100 million for the current fiscal year and estimated expenses for the current fiscal year. In the event that the average net assets of the Master Fund are less than $100 million, the Master Fund’s estimated other expenses before Fee Waiver and Expense Reimbursement as a percentage of net assets would be higher than the estimates presented above.
(3)

Includes fees and expenses of the Investment Funds in which the Master Fund intends to invest based upon estimated net assets of the Master Fund of $100 million. Some or all of the Investment Funds in which the Master Fund intends to invest charge carried interests, incentive fees, or allocations based on the Investment Funds’ performance. The Investment Funds in which the Master Fund intends to invest generally charge a management fee of 1.00% to 2.00%, and approximately 20% of net profits as a carried interest allocation. The

“Acquired Fund Fees and Expenses” disclosed above are based on historic returns of the Investment Funds in which the Master Fund anticipates investing, which may change substantially over time and, therefore, significantly affect “Acquired Fund Fees and Expenses.” The 1.34% shown as “Acquired Fund Fees and Expenses” reflects operating expenses of the Investment Funds (i.e., management fees, administration fees, and professional and other direct, fixed fees and expenses of the Investment Funds). The “Acquired Fund Fees and Expenses” disclosed above, however, do not reflect any performance-based fees or allocations paid by the Investment Funds that are calculated solely on the realization and/or distribution of gains, or on the sum of such gains and unrealized appreciation of assets distributed in-kind, as such fees and allocations for a particular period may be unrelated to the cost of investing in the Investment Funds.
(4)	The Adviser has entered into an “Expense Limitation and Reimbursement Agreement” with the Master Fund for a term ending on September 30, 2016 (the “Limitation Period”) to pay, waive, or reimburse the Master Fund’s expenses during the Limitation Period such that the Master Fund’s total annual operating expenses (exclusive of certain “Excluded Expenses” listed below) do not exceed 0.75% per annum of the Master Fund’s net assets as of the end of each calendar month (the “Expense Cap”). “Excluded Expenses” is defined to include (i) the investment management fee payable by the Master Fund; (ii) fees, expenses, allocations, carried interests, etc. of the private equity investment funds and co-investments in portfolio companies in which the Master Fund invests (including all acquired fund fees and expenses); (iii) transaction costs, including legal costs and brokerage commissions, of the Master Fund associated with the acquisition and disposition of primary interests, secondary interests, co-investments, ETF investments, and other investments; (iv) interest payments incurred by the Master Fund; (v) fees and expenses incurred in connection with a credit facility, if any, obtained by the Master Fund; (vi) taxes of the Master Fund; and (vii) extraordinary expenses of the Master Fund (as determined in the sole discretion of the Adviser), which may include non-recurring expenses such as, for example, litigation expenses and shareholder meeting expenses. Expenses that are subject to the Expense Limitation and Reimbursement Agreement include, but are not limited to, the Master Fund’s administration, custody, transfer agency, recordkeeping, fund accounting and investor services fees, the Master Fund’s professional fees (outside of professional fees related to transactions), the Master Fund’s organizational costs and fees and expenses of the Master Fund’s directors. To the extent that the Master Fund’s total annual operating expenses for any month exceed the Expense Cap, the Adviser will pay, waive, or reimburse the Master Fund for expenses to the extent necessary to eliminate such excess. The Master Fund will be obligated to pay the Adviser all amounts paid, waived, or reimbursed by the Adviser with respect to the Master Fund pursuant to the Expense Cap, provided that (A) the amount of such additional payment in any year, together with all expenses of the Master Fund, in the aggregate, would not cause the Master Fund’s total annual operating expenses of the Master Fund, exclusive of Excluded Expenses, in any such year to exceed the amount of the Expense Cap, (B) the amount of such additional payment shall be borne pro rata by all Master Fund unitholders and (C) no such additional payments by the Master Fund will be made with respect to amounts paid, waived, or reimbursed by the Adviser more than thirty-six (36) months after the date the Master Fund accrues a liability with respect to such amounts paid, waived, or reimbursed by the Adviser.

The purpose of this table is to assist an investor (a “Member”) in understanding the various costs and expenses that a Member in the Master Fund will bear directly or indirectly. The table assumes the reinvestment of all dividends and distributions at net asset value. For a more complete description of the various fees and expenses of the Master Fund, see the section entitled “Fees and Expenses” in the Feeder Fund’s Prospectus in the Feeder Fund’s Registration Statement.

Example:

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return.	$28	$87	$148	$314

The example does not present actual expenses and should not be considered a representation of future expenses. Actual expenses of the Master Fund may be greater or less than those shown. Moreover, the Master Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example above; if the actual return were greater, the amount of fees and expenses would increase.

ITEM 8.	GENERAL DESCRIPTION OF THE REGISTRANT.

The Master Fund is a closed-end, non-diversified, management investment company that was organized as a Delaware limited liability company on May 16, 2014. Units of the Master Fund are being issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of, and/or Regulation D under, the Securities Act. Investments in the Master Fund may be made only by “accredited investors,” as defined in Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the Securities Act.

The Master Fund’s investment objective is to seek long-term capital appreciation. Information regarding the Master Fund’s investment objective, strategies and policies, the kinds of securities in which the Master Fund principally invests, other investment practices of the Master Fund and the risk factors associated with investments in the Master Fund are incorporated herein by reference from the sections entitled “Investment Program” and “Types of Investments and Related Risk Factors” in the Feeder Fund’s Prospectus in the Feeder Fund’s Registration Statement, to the extent applicable to the Master Fund.

ITEM 9.	MANAGEMENT.

A description of how the business of the Master Fund is managed is incorporated herein by reference from the sections entitled “Management of the Fund” and “Fees and Expenses” in the Feeder Fund’s Prospectus and from the section entitled “Brokerage Allocation and Other Practices” in the Feeder Fund’s Statement of Additional Information, each included in the Feeder Fund’s Registration Statement, to the extent applicable to the Master Fund.

The Directors of the Master Fund oversee generally the operations of the Master Fund. The Master Fund enters into contractual arrangements with various parties, including among others Pantheon Ventures (US) LP (the “Adviser”), AMG Funds LLC, the Master Fund’s administrator and sponsor (the “Sponsor”) and the Master Fund’s custodian, transfer agent, and accountants, each of whom provides services to the Master Fund. Members are not parties to any such contractual arrangements or intended beneficiaries of those contractual arrangements, and those contractual arrangements are not intended to create in any Member any right to enforce such arrangements against the service providers or to seek any remedy thereunder against the service providers, either directly or on behalf of the Master Fund.

Neither this Registration Statement nor or any contract that is an exhibit hereto is intended to, nor does it, give rise to any agreement or contract between the Master Fund and any Member, or give rise to any contractual or other rights in any individual Member, group of Members or other person other than any rights conferred explicitly by federal or state securities laws that may not be waived.

The following list identifies the specific sections of the Feeder Fund’s Registration Statement under which the information required by Item 9 of Form N-2 may be found; each listed section is incorporated herein by reference, to the extent applicable to the Master Fund.

ITEM 9.1(a).	BOARD OF DIRECTORS.

See “Management of the Fund—Board of Directors.”

ITEM 9.1(b).	INVESTMENT ADVISERS.

See “Management of the Fund—The Adviser; Management of the Fund—Investment Management Agreement.”

ITEM 9.1(c).	PORTFOLIO MANAGEMENT.

See “Management of the Fund—Portfolio Management.”

ITEM 9.1(d).	ADMINISTRATORS.

See “Management of the Fund—Administrator.”

ITEM 9.1(e).	CUSTODIANS.

See “Management of the Fund—Custodian.”

ITEM 9.1(f).	EXPENSES.

See “Fees and Expenses.”

ITEM 9.1(g).	AFFILIATED BROKERAGE.

See “Brokerage Allocation and Other Practices.”

ITEM 9.2.	NON-RESIDENT MANAGERS.

Not Applicable.

ITEM 9.3.	CONTROL PERSONS.

See response to Item 19 below. To the extent that any Member is the beneficial owner of more than 25% of the Units (by value) of the Master Fund, such Member may be deemed to be a “control person” of the Master Fund for purposes of the Investment Company Act of 1940, as amended (the “1940 Act”).

ITEM 10.	CAPITAL STOCK, LONG-TERM DEBT, AND OTHER SECURITIES.

ITEM 10.1	UNITS

The Master Fund is organized as a limited liability company under the laws of the State of Delaware and has elected to be treated as a regulated investment company (“RIC”) for U.S. federal income tax purposes. The rights of each Member in the Master Fund are established and governed by the Limited Liability Company Agreement of the Master Fund, dated and effective as of May 16, 2014 (the “LLC Agreement”) and any by-laws of the Master Fund adopted by the Board from time to time. A Member and its advisers should carefully review the LLC Agreement and any by-laws adopted from time to time, as each Member agrees to be bound by their terms and conditions. The following is a summary description of certain provisions of the LLC Agreement. The description of such provisions is not definitive and is qualified in its entirety by reference to the LLC Agreement. For purposes of this Item 10.1, capitalized terms that are not otherwise defined shall have the respective meanings set forth in the LLC Agreement. Reference should be made to the complete text of the LLC Agreement.

Management and control of the business of the Master Fund is vested in its Board of Directors (the “Board”), which shall have the right, power and authority, on behalf of the Master Fund and in its name, to exercise all rights, powers and authority of “managers” under the Delaware Limited Liability Company Act (the “Delaware Act”) and to do all things necessary and proper to carry out the objective and business of the Master Fund and its duties hereunder. No Director shall have the authority individually to act on behalf of or to bind the Master Fund except within the scope of such Director’s authority as delegated by the Board. Except to the extent otherwise expressly provided in the LLC Agreement, (i) each Director shall be vested with the same powers, authority and responsibilities on behalf of the Master Fund as are customarily vested in each director of a Delaware corporation and (ii) each Independent Director shall be vested with the same powers, authority and responsibilities on behalf of the Master Fund as are customarily vested in each Director of a closed-end management investment company registered under the Investment Company Act that is organized as a Delaware corporation who is not an “interested person” of such company as such term is defined in the Investment Company Act. During any period in which the Master Fund shall have no Directors, the Adviser shall continue to serve as investment adviser to the Master Fund and each of the Adviser and AMG Funds LLC (the “Sponsor”) shall have the authority to manage the business and affairs of the Master Fund, but only until such time as one or more Directors are elected by the Members or the Master Fund is dissolved in accordance with Section 6.1 of the LLC Agreement.

The Board shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Master Fund under any provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or any other revenue laws.

Members shall have no right to participate in and shall take no part in the management or control of the Master Fund’s business and shall have no right, power or authority to act for or bind the Master Fund. Members shall have the right to vote on any matters only as provided in the LLC Agreement or on any matters that require the approval of the holders of voting securities under the Investment Company Act or, subject to the terms of the LLC Agreement, as otherwise required in the Delaware Act.

The Board may delegate to any person any rights, power, and authority vested by the LLC Agreement in the Board to the extent permissible under applicable law.

Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present. Except as otherwise provided in the LLC Agreement, meetings of the Members may be called by the Board or by Members holding one-third of the total number of votes eligible to be cast by all Members, and may be held at such time, date, and place as the Board or, to the extent applicable, the Sponsor, shall determine. The Board shall arrange to provide written notice of the meeting, stating the date, time, and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting at least seven days prior to such meeting. Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting. Only matters set forth in the notice of a meeting may be voted on by the Members at a meeting. The presence in person or by proxy of Members holding one-third of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting. Any meeting of Members may, by action of a Director or the President of the Master Fund, be adjourned from time to time with respect to one or more matters to be considered at such meeting, whether or not a quorum is present with respect to such matter, and any adjourned session or sessions may be held, any time after the date set for the original meeting, without the necessity of further notice; upon motion of a Director or the President of the Master Fund, the question of adjournment may be (but is not required by the LLC Agreement to be) submitted to a vote of the Members, and in that case, any adjournment with respect to one or more matters must be approved by the vote of a majority of the votes cast in person or by proxy at the meeting with respect to the matter or matters adjourned, whether or not a quorum is present with respect to such matter or matters, and, if approved, such adjournment shall take place without the necessity of further notice. Unless a proxy is otherwise limited in this regard, any Units present and entitled to vote at a meeting may, at the discretion of the proxies named therein, be voted in favor of such an adjournment. Except as otherwise required by any provision of the LLC Agreement or of the 1940 Act, (i) those candidates for election to be a Director receiving a plurality of the votes cast at any meeting of Members shall be elected as Directors, and (ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting.

Subject to Section 3.3(b) of the LLC Agreement, each Member, as of the record date for a meeting of Members, shall be entitled to cast at such meeting one vote with respect to each Unit held by the Member as of the record date (and a proportionate fractional vote in the case of a fractional Unit). The Board or, to the extent applicable, the Sponsor, shall establish a record date not less than 10 nor more than 90 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes which each Member will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Member entitled to vote at the meeting and the number of votes that each Member will be entitled to cast at the meeting.

A Member may vote at any meeting of Members by a proxy properly given in writing or by electronic transmission or by any other means permitted by applicable law by the Member and filed with the Master Fund before or at the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Member giving the proxy by a later writing or electronic transmission or by any other means permitted by applicable law delivered to the Master Fund at any time prior to exercise of the proxy, or if the Member giving the proxy shall be present at the meeting and decide to vote in person. Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing or by electronic transmission are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

Except as otherwise provided in the LLC Agreement, no Member or other Person holding any Units shall have the right to withdraw or tender to the Fund for repurchase of any such Units. The Board may, from time to time and in its complete and exclusive discretion and on such terms and conditions as it may determine, cause the Master Fund to offer to repurchase Units from Members, including the Adviser, Sponsor, or any affiliates thereof, pursuant to written tenders. In determining whether to cause the Master Fund to offer to repurchase Units from Members pursuant to written tenders, the Board may consider the following factors, among others:

(1)	whether the Feeder Fund is making a contemporaneous repurchase offer for interests therein, and the aggregate value of interests the Feeder Fund is offering to repurchase;

(2)	whether any Members have requested to tender Units to the Master Fund;

(3)	the liquidity of the Master Fund’s assets (including fees and costs associated with disposing of the Master Fund’s interests in underlying Investment Funds);

(4)	the investment plans and working capital and reserve requirements of the Master Fund;

(5)	the relative economies of scale of the tenders with respect to the size of the Master Fund;

(6)	the history of the Master Fund in repurchasing Units;

(7)	the availability of information as to the value of the Master Fund’s investments in underlying Investment Funds;

(8)	the existing conditions of the securities markets and the economy generally, as well as political, national, or international developments or current affairs;

(9)	the anticipated tax consequences to the Master Fund of any proposed repurchases of Units; and

(10)	the recommendations of the Adviser or Sponsor.

The Board shall cause the Master Fund to repurchase Units pursuant to written tenders only on terms fair to the Master Fund and to all Members and Persons holding Units acquired from Members, as applicable.

The Board may cause the Master Fund to repurchase all or any portion of the Units of a Member or any Person acquiring any Units from or through a Member if the Board determines or has reason to believe that:

(1)	such Units have been transferred in violation of Section 4.3 of the LLC Agreement, or such Units have vested in any Person by operation of law (i.e., the result of death, bankruptcy, insolvency, adjudicated incompetence, or dissolution of the Member);

(2)	if any transferee does not meet any investor eligibility requirements established by the Master Fund from time to time;

(3)	ownership of such Units by a Member or other Person is likely to cause the Master Fund to be in violation of, or require registration of, any Units under, or subject the Master Fund to additional registration or regulation under, the securities, commodities, or other laws of the United States or any other relevant jurisdiction;

(4)	continued ownership of such Units by a Member may be harmful or injurious to the business or reputation of the Master Fund, the Adviser, or the Sponsor, or may subject the Master Fund or any of the Members to an undue risk of adverse tax or other fiscal or regulatory consequences;

(5)	any of the representations and warranties made by a Member or other Person in connection with the acquisition of Units was not true when made or has ceased to be true;

(6)	with respect to a Member subject to special laws or regulations, the Member is likely to be subject to additional regulatory or compliance requirements under these special laws or regulations by virtue of continuing to hold any Units;

(7)	the investment balance of the Member falls below the amount the Board determines from time to time to be a minimum investment in the Fund or rises above the amount the Board determines from time to time to be a maximum investment in the Fund; or

(8)	it would be in the interests of the Master Fund, as determined by the Board, for the Master Fund to repurchase such Units.

Repurchases of Units by the Master Fund shall be payable in non-interest bearing promissory notes with such terms as determined by the Board in its discretion, unless the Board, in its discretion, determines otherwise, or, in the discretion of the Board, in Securities (or any combination of Securities and cash) of equivalent value. All such repurchases shall be subject to any and all conditions as the Board may impose and shall be effective as of a date set by the Board after receipt by the Master Fund of all eligible written tenders of Units as of a date set by the Board. The amount due to any Member whose Units are repurchased shall be equal to the net asset value of such Member’s Units as applicable as of the effective date of repurchase, subject to subsequent adjustment, in the discretion of the Adviser or the Sponsor, in the event that additional relevant information becomes available following the Master Fund’s annual audit.

If, at any time after the first two full years of the Master Fund’s operations, a Member submits to the Master Fund a written request to commence a repurchase offer and the Master Fund does not commence a repurchase offer for at least 5% of the net assets of the Master Fund within a period of two years from the date of such written request, the Master Fund will thereafter offer to all then Members the opportunity to remain in the Fund or elect to contribute their Units to a special purpose vehicle (an “SPV”) that will seek to liquidate at least 90% of its assets within three full fiscal years of such contribution. Any such SPV will not bear any investment advisory or investment management fees after the three fiscal year period.

The Master Fund shall be dissolved at any time there are no Members, unless the Master Fund is continued in accordance with the Delaware Act, or upon the occurrence of any of the following events:

(1)	upon the affirmative vote to dissolve the Master Fund by the Board;

(2)	upon the determination of the Members not to continue the business of the Master Fund at a meeting called by the Sponsor in accordance with Section 2.6(b) of the LLC Agreement when no Director remains to continue the business of the Master Fund or if the required number of Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity;

(3)	at the election of the Sponsor to dissolve the Master Fund; or

(4)	as required by operation of law.

Except as provided above, Members shall not have the authority, by vote or otherwise, to dissolve or cause the dissolution of the Master Fund. Dissolution of the Master Fund shall be effective on the day on which the event giving rise to the dissolution shall occur, but the Master Fund shall not terminate until the assets of the Master Fund have been liquidated in accordance with Section 6.2 of the LLC Agreement and the Certificate has been canceled.

Upon the dissolution of the Master Fund as provided in Section 6.1 of the LLC Agreement, the Board, acting directly or through a liquidator it selects, shall liquidate, in an orderly manner, the business and administrative affairs of the Master Fund, except that if the Board is unable to perform this function, a liquidator elected by Members holding a majority of the total number of votes eligible to be cast by all Members shall liquidate, in an orderly manner, the business and administrative affairs of the Master Fund. The proceeds from liquidation shall, subject to the Delaware Act, be distributed in the following manner:

(1)	payments in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of the debts and liabilities of the Master Fund, including the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), but not including debt and liabilities to Members, up to and including the date that distribution of the Master Fund’s assets to the Members has been completed, shall first be paid on a pro rata basis;

(2)	such debts and liabilities as are owing to current or former Members who hold non-interest bearing promissory notes of the Master Fund as a result of having previously tendered their Units to the Fund for repurchase shall be paid next in their order of seniority and on a pro rata basis,

(3)	such debts, liabilities or obligations as are owing to the Members shall be paid next in their order of seniority and on a pro rata basis; and

(4)	the Members shall be paid next, on a pro rata basis, in proportion to the relative number of Units held by such Persons.

Anything in Section 6.2 of the LLC Agreement to the contrary notwithstanding, but subject to the priorities set forth in Section 6.2(a) of the LLC Agreement (described above), upon dissolution of the Master Fund, the Board or other liquidator may distribute ratably in kind any assets of the Master Fund; provided, however, that if any in-kind distribution is to be made (i) the assets distributed in kind shall be valued pursuant to Section 7.2 of the LLC Agreement as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) of the LLC Agreement.

Except as otherwise provided under applicable law, none of the Members, Directors, Sponsor, nor, except to the extent provided in Section 3.6 of the LLC Agreement and in the Investment Advisory Agreement, the Adviser, shall be liable personally for the Master Fund’s debts, obligations, or liabilities, whether arising in contract, tort, or otherwise, solely by reason of being a member or manager of the Master Fund in an amount in excess of the Units of such Member, plus such Member’s share of undistributed profits and assets, except that a Member may be obligated to repay any funds wrongfully distributed to such Member.

ITEM 10.2.	LONG-TERM DEBT.

Not applicable.

ITEM 10.3.	GENERAL.

Not applicable.

ITEM 10.4.	TAXES.

The Master Fund has elected to be treated as a RIC under Subchapter M of the Code, and intends each year to qualify and to be eligible to be treated as such. If the Master Fund qualifies as a RIC that is accorded special tax treatment, it will not be subject to U.S. federal income tax on income distributed in a timely manner to its Members in the form of dividends. In order to qualify as such, the Master Fund must, among other things, satisfy a diversification requirement, a 90% gross income requirement and a requirement that it distribute at least 90% of its income and net short-term gains in the form of deductible dividends. The Master Fund generally expects to satisfy these requirements; nonetheless, there can be no assurance that the Master Fund will do so.

The following paragraphs discuss certain considerations relevant to the U.S. federal income tax consequences of an investment in the Master Fund. Other information on the taxation of the Master Fund is incorporated by reference from the section entitled “Certain Tax Considerations” in the Feeder Fund’s Prospectus included in the Feeder Fund’s Registration Statement, to the extent applicable to the Master Fund. Given the difficulty of estimating the Master Fund’s income and gains in a timely fashion, each year the Master Fund is likely to be liable for a 4% excise tax.

The application of the RIC qualification requirements to the Master Fund’s investments in Investment Funds and co-investments treated as partnerships for U.S. federal income tax purposes is complex and uncertain, in particular in respect of the qualifying income and diversification requirements. This complexity and lack of clarity may limit the investments the Master Fund would otherwise make, and in certain circumstances may limit the Master Fund’s ability to so qualify. For purposes of the Master Fund’s required excise tax distribution, the income and gains of such Investment Funds and co-investments will be treated as arising in the hands of the Master Fund at the time realized and recognized by the applicable Investment Fund.

A redemption (including a redemption resulting from a tender offer or liquidation of the Master Fund), if any, of Units by the Master Fund generally will be treated as a “Section 301 distribution” unless the redemption is treated as being any of (i) a complete termination of the redeeming Member’s interest, (ii) “substantially disproportionate” with respect to the redeeming Member or (iii) otherwise “not essentially equivalent to a dividend” under the relevant rules of the Code. A Section 301 distribution is not treated as a sale or exchange giving rise to capital gain or loss, but rather is treated as a dividend to the extent supported by the Master Fund’s current and accumulated earnings and profits, with the excess treated as a return of capital reducing a Member’s tax basis in its shares, and thereafter as capital gain.

The Master Fund will be a publicly offered RIC within the meaning of Code Section 67(c)(2)(B) only if it is held by no fewer than 500 persons at all times during a taxable year. The Master Fund expects that it likely will not so qualify and therefore that it will instead be treated as a nonpublicly offered RIC for U.S. federal income tax purposes. Very generally, pursuant to Treasury Department regulations, expenses of a nonpublicly offered RIC, except those specific to its status as a RIC or separate entity (e.g., registration fees or transfer agency fees), are subject to special “pass-through” rules. These expenses (which include direct and certain indirect advisory fees) are treated as additional dividends to certain Master Fund Members (generally including nonpublicly offered RICs, individuals and entities that compute their taxable income in the same manner as an individual), and are deductible by those Members, subject to the 2% “floor” on miscellaneous itemized deductions and other significant limitations on itemized deductions set forth in the Code. In the case of a Member that is a nonpublicly offered RIC, such expenses will similarly be passed through as dividends to such shareholders of such Member. The Master Fund’s status as a nonpublicly offered RIC will also potentially bear on the way in which the Master Fund calculates its deductible dividends.

ITEM 10.5.	OUTSTANDING SECURITIES.

As of September 30, 2015:

Title of Class	Amount Authorized	Amount Held by Registrant or for its Account	Amount Outstanding Exclusive of Amount Held by Registrant or for its Account
Unit of beneficial interest	Unlimited	0	1,039,406

ITEM 10.6.	SECURITIES RATINGS.

Not applicable.

ITEM 11.	DEFAULTS AND ARREARS ON SENIOR SECURITIES.

Not applicable.

ITEM 12.	LEGAL PROCEEDINGS.

Not applicable.

ITEM 13. TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION.

PART B

Part B of this Registration Statement should be read in conjunction with Part A. Capitalized terms used in this Part B and not otherwise defined have the meanings given them in Part A of this Registration Statement.

Responses to certain Items required to be included in Part B of this Registration Statement are incorporated herein by reference from the Feeder Fund’s Registration Statement.

ITEM 14.	COVER PAGE.

The name of the Registrant is AMG Pantheon Master Fund, LLC. This Part B, dated October 27, 2015, is not a prospectus. The Registrant does not have a prospectus because its securities are not registered under the Securities Act of 1933, as amended (the “1933 Act”). This Part B relates to Part A of this Registration Statement and should be read in conjunction therewith.

ITEM 15.	TABLE OF CONTENTS.

ITEM 16.	GENERAL INFORMATION AND HISTORY.

Not applicable.

ITEM 17.	INVESTMENT OBJECTIVE AND POLICIES.

Part A contains basic information about the investment objective, policies and limitations of the Master Fund. This Part B supplements the discussion in Part A of the investment objective, policies, and limitations of the Master Fund.

Information on the fundamental investment policies and the non-fundamental investment policies and limitations of the Master Fund, the types of investment techniques used by the Master Fund and certain risks attendant thereto, as well as other information on the Master Fund’s investment process, is incorporated by reference from the sections entitled “Investment Program” and “Types of Investments and Related Risk Factors” in the Feeder Fund’s Prospectus included in the Feeder Fund’s Registration Statement, to the extent applicable to the Master Fund.

ITEM 18.	MANAGEMENT.

A discussion regarding the basis for the Board of Directors’ approval of the Master Fund’s investment advisory agreement with the Adviser is incorporated by reference to the section of the Master Fund’s regular annual report titled “Approval of Investment Management Agreement.” A copy of the Master Fund’s annual report may be obtained without charge upon request.

Information about the Directors and officers of the Master Fund, their roles in the management of the Master Fund, the compensation of the Directors, and the committees of the Master Fund is incorporated by reference from the section titled “Management of the Fund” in the Feeder Fund’s Prospectus included in the Feeder Fund’s Registration Statement, to the extent applicable to the Master Fund.

ITEM 19.	CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

To the knowledge of the Master Fund, as of September 30, 2015, AMG 2014 Capital, LLC owned 78.5% of the outstanding units of the Master Fund and therefore may be presumed to “control” the Master Fund, as that term is defined in the 1940 Act.

The Feeder Fund invests substantially all of its assets in the Master Fund and, as of September 30, 2015, the Feeder Fund owned 21.5% of the Master Fund’s Units.

ITEM 20.	INVESTMENT ADVISORY AND OTHER SERVICES.

Information regarding the portfolio managers of the Master Fund and the investment management and other services provided for or on behalf of the Master Fund is incorporated herein by reference from the section entitled “Management of the Fund” in the Feeder Fund’s Prospectus included in the Feeder Fund’s Registration Statement, to the extent applicable to the Master Fund.

ITEM 21.	PORTFOLIO MANAGERS.

A description of the Master Fund’s portfolio managers is incorporated herein by reference from the section entitled “Management of the Fund—Portfolio Management” in the Feeder Fund’s Prospectus included in the Feeder Fund’s Registration Statement, to the extent applicable to the Master Fund.

ITEM 22.	BROKERAGE ALLOCATION AND OTHER PRACTICES.

A description of the Master Fund’s brokerage allocation and other practices is incorporated herein by reference from the section entitled “Brokerage Allocation and Other Practices” in the Feeder Fund’s Prospectus included in the Feeder Fund’s Registration Statement, to the extent applicable to the Master Fund.

ITEM 23.	TAX STATUS.

Information on the taxation of the Master Fund is incorporated by reference from the section entitled “Taxes” in the Feeder Fund’s Statement of Additional Information dated October 27, 2015 included in the Feeder Fund’s Registration Statement, to the extent applicable to the Master Fund.

ITEM 24.	FINANCIAL STATEMENTS.

The audited financial statements and related report of PricewaterhouseCoopers LLP, the Master Fund’s independent registered public accounting firm, are contained in the Master Fund’s annual report to shareholders and are hereby incorporated by reference thereto. A copy of the Master Fund’s annual report may be obtained without charge upon request.

PART C. OTHER INFORMATION

Item 25.	Financial Statements and Exhibits

1.	Financial Statements:

Included in Part A: Not applicable.

Included in Part B: Audited financial statements and related report of PricewaterhouseCoopers LLP incorporated by reference from the Master Fund’s annual report to shareholders.

2.	Exhibits:

	(a)	(1) Certificate of Formation. (i) (2) Certificate of Amendment of Certificate of Formation – filed herewith.
(3) Limited Liability Company Agreement. (ii)
(4) Amendment No. 1 to Limited Liability Company Agreement – filed herewith.

	(b)	Not Applicable.

	(c)	Not Applicable.

	(d)	See Item 25(2)(a)(3).

	(e)	Not Applicable.

	(f)	Not Applicable.

(g)

(1) Form of Investment Advisory Agreement. (i)

(2) Amendment No. 1 to Investment Management Agreement – filed herewith.

(3) Form of Expense Limitation and Reimbursement Agreement (Master Fund). (i)

(4) Amended and Restated Expense Limitation and Reimbursement Agreement (Feeder Fund and Master Fund) — filed herewith.

	(h)	Not Applicable.

	(i)	Not Applicable.

	(j)	Form of Custodian Agreement between the Registrant and The Bank of New York Mellon. (i)

(k)

(1) Form of Administration Agreement between the Registrant and AMG Funds LLC. (i)

(2) Form of Transfer Agency Agreement between the Registrant and BNY Mellon Investment Servicing (US) Inc. (i)

(3) Form of Fund Accounting Agreement. (i)

	(l)	Not Applicable.

	(m)	Not Applicable.

(n)	Consent of PricewaterhouseCoopers LLP – filed herewith.

(o)	Not Applicable.

(p)	Not Applicable.

(q)	Not Applicable.

(r)	(1) Code of Ethics of AMG Pantheon Master Fund, LLC. (i)
(2) Code of Ethics of Pantheon Ventures (US) LP. (i)

(i)	Filed as an exhibit to the Registrant’s Registration Statement on Form N-2, Registration No. 811-22972 (filed May 28, 2014).
(ii)	Filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form N-2, Registration No. 811-22972 (filed July 11, 2014).

Item 26.	Marketing Arrangements

Not Applicable.

Item 27.	Other Expenses of Issuance and Distribution

Estimated Expenses:

Legal fees	$364,202
Accounting fees	$5,000
Directors Meetings	$11,625
Directors Expenses	$1,438
Tax	$13,725
Printing/Filing	$6,036

Total	$402,026

Item 28.	Persons Controlled by or Under Common Control

As of September 30, 2015, AMG 2014 Capital, LLC, a Delaware limited liability company and a subsidiary of Affiliated Managers Group, Inc., owned 78.5% and 43% of the Registrant and the Feeder Fund, respectively. As a result, the Registrant and the Feeder Fund may be deemed to be controlled by AMG 2014 Capital, LLC.

Item 29.	Number of Holders of Securities

As of October 1, 2015:

Title of Class	Number of Record Holders
Units of beneficial interest	2

Item 30.	Indemnification

Reference is made to Section 3.6 of the Registrant’s Limited Liability Company Agreement (the “LLC Agreement”), filed as Exhibit (a)(2) to Amendment No. 1 to the Registrant’s Registration Statement on Form N-2, Registration No. 811-22972 (filed July 11, 2014), and to Paragraph 7 of the Registrant’s Investment Management Agreement (the “Investment Management Agreement”), filed as Exhibit (g) to the Registrant’s Registration Statement on Form N-2, Registration No.811-22972 (filed May 28, 2014). The Registrant hereby undertakes that it will apply the indemnification provisions of the LLC Agreement and the Investment Management Agreement in a manner consistent with Release 40-11330 of the SEC under the 1940 Act, so long as the interpretation therein of Sections 17(h) and 17(i) of the 1940 Act remains in effect.

The Registrant maintains insurance on behalf of any person who is or was an independent director, officer, employee, or agent of the Registrant against certain liability asserted against and incurred by, or arising out of, his or her position. However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which the Registrant itself is not permitted to indemnify. In addition, Affiliated Managers Group, Inc. maintains insurance on behalf of Christine Carsman, an employee of Affiliated Managers Group, Inc. and an interested director of the Master Fund, against certain liability asserted against and incurred by, or arising out of, her positions.

Item 31.	Business and Other Connections of Investment Adviser

Pantheon Ventures (US) LP is the Adviser to the Fund, and a description of any other business, profession, vocation, or employment of a substantial nature in which the Adviser, and each member, director, executive officer, or partner of any such Adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, trustee, officer, employee, partner, or director, is set forth in the Feeder Fund’s Prospectus in the section entitled “Management of the Fund.” Information as to any other businesses, professions, vocations, or employments of a substantial nature engaged in by officers of the Adviser during the last two fiscal years is incorporated by reference to Form ADV filed by the Adviser with the SEC under the Investment Advisers Act of 1940, as amended (SEC File No. 801-71327).

Item 32.	Location of Accounts and Records

The account books and other documents required to be maintained by the Registrant pursuant to Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder will be maintained at the offices of (i) the Administrator, 600 Steamboat Road, Suite 300, Greenwich, Connecticut 06830; (ii) the Adviser, 600 Montgomery Street, 23rd Floor, San Francisco, California 94111 or 1095 Sixth Avenue, 32nd Floor, New York, New York 10036; or (iii) the Custodian, 2 Hanson Place, Brooklyn, New York 10286 or 101 Barclay Street, New York, New York 10286.

Item 33.	Management Services

None.

Item 34.	Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenwich and State of Connecticut, on the 26th day of October, 2015.

AMG PANTHEON MASTER FUND, LLC

By:	/s/ Keitha L. Kinne
Keitha L. Kinne
Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

(a)(2)	Certificate of Amendment of Certificate of Formation

(a)(4)	Amendment No. 1 to Limited Liability Company Agreement

(g)(2)	Amendment No. 1 to Investment Management Agreement

(g)(4)	Amended and Restated Expense Limitation and Reimbursement Agreement (Feeder Fund and Master Fund)

(n)	Consent of PricewaterhouseCoopers LLP